THE ST. JOE COMPANY
CODE OF CONDUCT

INTRODUCTION

It is the policy of The St. Joe Company and its subsidiaries (the “Company”) that our business shall be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is our most important asset and each employee and member of the Board of Directors must contribute to the care and preservation of that asset.

No code of business conduct or ethics can replace the thoughtful behavior of an ethical member of the Board, officer or employee. This Code of Conduct is presented to assist you in guiding your conduct to enhance the reputation of our company. This Code of Conduct supersedes all previous codes and policy statements on this topic.

This Code is drafted broadly. In that respect, it is our intent to exceed the minimum requirements of the law and industry practice. Mere compliance with the letter of the law is not sufficient to attain the highest ethical standards. Good judgment and great care must also be exercised to comply with the spirit of the law and of this Code.

The provisions of this Code apply to you, your spouse and dependent members of your immediate family. In addition, it covers any partnership, trust, or other entity controlled by you, your spouse or members of your immediate family.

The Company intends to enforce the provisions of this Code vigorously. Violations could lead to sanctions, including dismissal in the case of an employee, as well as civil and criminal liability in some cases.

Inevitably, the Code addresses questions and situations that escape easy definition. No corporate code can cover every possible question of business practice. There will be times when you are unsure about how the Code applies. When in doubt, ask before you act.

Questions About The Code

Except as otherwise indicated herein, you should raise any questions about how to interpret this Code of Conduct with the Company’s General Counsel, who will serve as the Compliance Officer for this Code (the “Compliance Officer”). The Compliance Officer may be contacted by telephone at 904-301-4450 or by e-mail at cmarx@joe.com. In the absence of the General Counsel, the Senior Counsel responsible for corporate governance will serve as the Compliance Officer and may be contacted by telephone at 904-301-4451 or by e-mail at ralford@joe.com.

Reporting Suspected Violations

Compliance is a shared responsibility for all employees. If you know of or suspect any illegal or unethical conduct, or any other violation of the Code, you should promptly report this to your supervisor or the Compliance Officer. Whenever you are in doubt, it is best to raise your concern. If you are not comfortable contacting your supervisor or the Compliance Officer for any reason, or if you feel appropriate action is not being taken, you should contact the Chief Executive Officer at his office in Jacksonville or the Chairman of the Audit Committee of the Board of Directors by calling the Company’s toll-free reporting Hotline at 1-866-234-8643.

It is the Company’s policy that there will be no retaliation against employees who report in good faith actual or suspected Code violations. Anyone who attempts to retaliate will be subject to disciplinary action, up to and including dismissal.

Confidentiality

To the extent possible, we will keep confidential the identity of anyone reporting a violation of the Code of Conduct. We will also keep confidential the identities of employees about whom allegations of violations are brought, unless or until it is established that a violation has occurred.

If you are concerned about confidentiality, you may place an anonymous call to the Company’s reporting Hotline. The Hotline is available 24 hours a day, 7 days a week, 365 days a year. To reach the Hotline, call toll-free 1-866-234-8643. The Chairman of the Audit Committee, other members of the Audit Committee and the General Counsel are the only persons able to retrieve reports made through the Hotline.

Enforcement

The conduct of each employee matters vitally to the Company. A misstep by a single employee can cost the Company dearly; it undermines all of our reputations. For these reasons, violations of this Code of Conduct may lead to significant penalties, including dismissal.

Waivers

Under the rules of the New York Stock Exchange, any waiver of this Code of Conduct for executive officers or members of our Board of Directors (“directors”):

•	may be made only by the Board of Directors or by the Governance and Nominating Committee of the Board of Directors; and

•	must be promptly disclosed to the Company’s shareholders.

However, in accordance with the Company’s Corporate Governance Principles, the Board of Directors will not permit any waiver of any ethics policy for a director or executive officer.

In order to request a waiver of a provision of this Code, employees should contact the Compliance Officer at 904-301-4450 or by e-mail at cmarx@joe.com.

CONFLICTS OF INTEREST

We rely on the integrity and undivided loyalty of our employees and directors to maintain the highest level of objectivity in performing their duties. You are expected to avoid any situation in which your personal interests conflict, or have the appearance of conflicting, with those of the Company. You must not allow personal considerations or relationships to influence you in any way when representing the Company in business dealings.

A conflict situation can arise when an employee or director takes actions or has interests that make it difficult to perform work on behalf of the Company objectively and effectively. Conflicts also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

You must exercise great care any time your personal interests might conflict with those of the Company. The appearance of a conflict often can be just as damaging as an actual conflict. Prompt and full disclosure is always the correct first step toward identifying and resolving any potential conflict of interest. Officers and employees must disclose to the Compliance Officer any personal activities and financial interests that could interfere with, or give the appearance of interfering with, your judgment or decisions as a Company employee, including, but not limited to, all proposed related person transactions. Except as indicated below, the Compliance Officer will then determine if there is a conflict and, if so, how to resolve it without compromising the Company’s interests.

If an actual or potential conflict of interest arises for a director, the director must promptly notify the Chairman of the Governance and Nominating Committee of the Board and the Compliance Officer. The Board of Directors will resolve any conflict of interest question involving a director. All directors will excuse themselves from any decision affecting their personal, business or professional interests. If a significant conflict exists and cannot be resolved, the director should resign from the Board of Directors.

The Compliance Officer will report any conflicts of interest involving any executive officer to the Board of Directors, which will resolve such conflict of interest issue. The Compliance Officer will report any conflict of interest involving any other officer to the Chief Executive Officer, who will resolve such conflict of interest issue.

Set forth below are several common problems involving conflicts of interest. The list is not exhaustive. Each individual has a special responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit the Company, and to discuss any conflict openly and candidly with the Compliance Officer.

Use of Company Business Relationships: Employees who deal with the Company’s tenants, subcontractors, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. You should not take advantage of these business relationships to obtain special consideration, discounts, extraordinary services or similar personal benefits. This prohibition does not prevent you from taking advantage of discounts or other market concessions otherwise available to persons not affiliated with the Company. However, you must not use your Company affiliation to obtain concessions not otherwise available in exchange for any actual or implied business commitment from the Company.  If you have questions with regard to the applicability of these rules to a personal situation, you should consult the Senior Vice President of Human Resources.  In addition, if you use Company subcontractors or suppliers on a direct basis, you should make full disclosure to the Senior Vice President of Human Resources.

Receiving Payments and Gifts: You should always exercise caution when offered any gifts or benefits from anyone seeking to do business with the Company or from a competitor of the Company.  Guidelines for the acceptance of gifts are as follows:

•	You may receive small gifts or courtesies typically associated with accepted business practices.

•	You generally may not receive tangible gifts with a market value in excess of $100 or any gifts in the form of cash or marketable securities.

You should use common sense and err on the side of not accepting any questionable gift or benefit, directly or indirectly.  In some instances, meals for business purposes, occasional invitations to local functions or sporting events or routine hospitality customary in the community may be acceptable.  However, special privileges, unusual payments or fees, gifts of season ticket(s) or other excessive awards are prohibited.  In the event a gift with a value over $100 is received under circumstances where it is not feasible to return the item, it should be turned over to the Senior Vice President of Human Resources for disposition or use as Company property.

This rule does not preclude you from having a social relationship with a person doing business with the Company, which may include giving and receiving items of financial value, provided the relationship is purely social and involves no expressed or implied business commitment.  If you are in doubt as to your ability to accept certain gifts or favors, please consult the Senior Vice President of Human Resources.

Personal Financial Interests / Related Person Transactions: You should avoid any outside personal financial interests that might be in conflict with the interests of the Company. A financial interest includes any interest as an employee, officer, owner, stockholder, creditor, debtor, vendor or customer.

Further, you may not have any direct or indirect material interest in any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company, or a competitor of the Company, was, is or will be a participant (each a “related person transaction”). Indirect interests include those through (1) an immediate family member (i.e., spouse, child, stepchild, parent, stepparent, sibling, in-law, or person sharing your household); (2) any person acting on your behalf; or (3) any firm, corporation, partnership, limited liability company or other entity in which you or any of your immediate family members are an employee, officer, partner or principal (or similar position) or with which you or your immediate family members have a significant business relationship.

This policy against related person transactions does not apply to interests in transactions arising from:

•	arms-length purchases or sales of goods, real property or services;

•	your position as a director of another corporation or organization that is a party to the transaction;

•	the direct or indirect ownership of less than a 5% equity interest in a public company which is a party to the transaction; and

•	St. Joe employee benefit policies and programs.

The Compliance Officer may adopt procedures to monitor compliance with this policy.

Outside Employment: A conflict of interest exists if your outside business activities can affect your performance as a St. Joe employee. Employees should not engage in outside jobs or other business activities that compete with the Company in any way. Further, any outside employment (“moonlighting”) may interfere with the job being performed for the Company and is discouraged. You must disclose any outside employment to the Senior Vice President of Human Resources.  In no case should any outside work be performed during Company hours or with the use of Company equipment, materials, vehicles or other property.  In addition, any outside work must not involve any actual or potential conflict of interest with your duties at the Company.  This restriction is not intended to preclude you from doing part-time work on your own time, but it is intended to ensure that your job at the Company has top priority in all respects.

Corporate Boards: The director of an organization has access to sensitive information and charts the course of the entity. If you are invited to serve as a director of an outside organization, the Company must take safeguards to shield both the Company and you from even the appearance of impropriety. For that reason, any employee invited to join the board of directors of another organization (including a nonprofit or other charitable organization) must obtain the approval of the Senior Vice President of Human Resources. Prior to accepting an invitation to serve on another public company board, a member of our Board of Directors must provide notice to the Chairman of the Governance and Nominating Committee of the Board. The Governance and Nominating Committee will evaluate the proposed service in relation to the Company’s policies and principles and will advise the affected director of its conclusion. The affected director will be expected to act in accordance with the recommendation of the Governance and Nominating Committee.

CORPORATE OPPORTUNITIES

You should not divert for personal gain any business opportunity available to the Company. This problem could arise, for example, if you become aware through the use of corporate property, information or position of a real estate investment or development opportunity in which the Company is or is reasonably likely to be interested, and then participate in the transaction personally or inform others of the opportunity before the Company has the chance to participate in the transaction. You also should not use corporate property, information or position for personal gain.

In general, the use by you or any member of your family of any business opportunity reasonably related to the Company’s business of which you become aware through your Company relationship, without first obtaining the written consent of the Company, is prohibited.

USE AND PROTECTION OF COMPANY ASSETS

Proper use and protection of the Company’s assets is the responsibility of all employees. Company facilities, materials, equipment, information and other assets should be used only for conducting the Company’s business and are not to be used for any unauthorized purpose.

CONFIDENTIAL INFORMATION

One of our most important assets is our confidential corporate information. Our legal obligations and competitive position often mandate that this information remain confidential. Examples of confidential information include marketing plans, sales and marketing data, customer and employee records, research data, pricing information, strategies, and information pertaining to new products and services.

You must protect our confidential information to prevent inappropriate or unauthorized disclosures. Be careful when using the telephone, fax, telex, e-mail, and other electronic means of storing and sending information. Do not discuss confidential information in public places where others may overhear. Never provide confidential information to outsiders without first getting the approval of and a written form of confidentiality agreement from the Compliance Officer.

INSIDER TRADING

“Insider trading,” or using “inside information” to purchase or sell securities (for example, stocks, bonds, options, etc.), is illegal. You cannot use information gained through the Company, before this information is known publicly, to buy or sell the securities of any company, including St. Joe. Nor can you give inside information to anyone else. In summary, our policy prohibits you from using or disclosing material, non-public information that you may acquire during the course of your employment.

Examples of material information are:

• earnings and financial results;
• financial forecasts;
• changes in dividends;
• possible mergers, acquisitions, divestitures, or joint ventures;

•	information about important product developments or related governmental rulings;

• major litigation developments; and
• major changes in business direction.

Information is considered non-public unless it has been disclosed to the public, through press releases or filings with the Securities and Exchange Commission, for example, for an adequate period of time. Unless otherwise notified by the Compliance Officer, you may not trade until 48 hours after the Company issues a press release or files a report with the Securities and Exchange Commission that discloses material information, such as quarterly earnings releases, that was previously non-public.

In addition, directors, executive officers, division presidents, members of the finance and legal departments, and members of the financial reporting staff who have been notified in writing by the Compliance Officer that this provision applies to them must pre-clear all transactions in Company stock with the Compliance Officer. The Compliance Officer must pre-clear transactions in Company stock with the Chief Executive Officer or the President of the Company. Given their inherent speculative nature, derivative transactions in JOE stock (i.e., trading in puts or calls on JOE stock) are prohibited.

Securities law violations are taken very seriously. Government agencies are able to monitor trading activities through computerized records searches, with violations resulting in large civil and criminal penalties against companies and individuals.

If you have any questions regarding trading in our securities or whether information is material or non-public, you should contact the Compliance Officer.

MEDIA AND PUBLIC INQUIRIES

We are committed to delivering accurate and reliable information to the media, financial analysts, investors, brokers, and other members of the public. All public disclosures, including forecasts, press releases, speeches, and other communications, will be honest, accurate, timely, and representative of the facts. To ensure consistent, accurate delivery of Company information, employees are not authorized to answer questions from the news media, securities analysts, investors, or other members of the public. When approached for information, you must record the name of the person making the inquiry and immediately notify the Senior Vice President — Corporate Communications or the Vice President — Investor Relations.

ACCOUNTING MATTERS

Internal Accounting Controls

The Company places the highest priority on “best practices” disclosure. Our annual reports, quarterly reports, press releases and other public disclosures of the Company’s financial results reflect how seriously we take this responsibility.

To this end, we have established an internal Disclosure Committee that includes key members of senior management responsible for our internal financial and risk management controls. This Committee helps senior management oversee and evaluate the Company’s internal controls, reporting systems and the integrity of our financial information.

Each employee shares this responsibility with senior management and the Board of Directors and must help maintain the integrity of the Company’s financial records. We trust that every employee understands that protecting the integrity of our public disclosures is one of the highest priorities we have as a company.

If you ever observe conduct that causes you to question the integrity of our internal accounting controls and/or disclosure, or you otherwise have reason to doubt the accuracy of our financial reporting, you should review the Company’s policy for reporting such matters. You can find this policy entitled “Employee Complaint Procedure for Accounting and Auditing Matters” on the Company’s website (www.joe.com) under “Corporate Governance.”

Improper Influence on the Conduct of Audits

It is unlawful for any officer or director of the Company, or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of law and of this Code of Conduct. Types of conduct that might constitute improper influence include the following:

•	Offering to pay bribes or other financial incentives, including offering future employment or contracts for non-audit services;

• providing an auditor with inaccurate or misleading legal analysis;

•	threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting practices or procedures;

•	seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting practices or procedures;

• blackmailing; and

• making physical threats.

Any employee or director who engages in such conduct will be subject to sanctions under the Code, including dismissal in the case of an employee, in addition to potential civil and criminal liability.

BOOKS AND RECORD KEEPING

Accurate business records are relied upon by our employees, customers, tenants, suppliers, subcontractors, shareholders and by various government agencies. Therefore, our books, records and accounts (whether computerized, paper or other) must fully and accurately reflect our business transactions. These include financial statements, accounting records, time sheets, vouchers, bills, invoices, expense reports, payroll and benefits records, performance evaluations, and other essential Company data. Financial, accounting and related records must be entered in reasonable detail, in accordance with approved accounting practices. No false or misleading entries or failure to make required entries will be permitted for any reason.

WORKING WITH GOVERNMENTS

Our business requires us to interact with political subdivisions, including states, counties and municipalities, and government agencies and officials.  We are committed to conducting our business with all government representatives with the highest ethical standards and in compliance with applicable laws and regulations.  You should not offer, directly or indirectly, anything of value to obtain an improper advantage in representing our interests to government authorities.

Prior to contributing Company funds for political purposes at the state or federal level, you must obtain the approval of the Company’s Senior Vice President — Public Affairs.  Prior to contributing Company funds at the county, municipality or other local level, you must obtain the approval of the public affairs coordinator designated by the Senior Vice President — Public Affairs for that locality.

BUSINESS GIFTS AND ENTERTAINMENT

In circumstances where it would not create an appearance of impropriety, you may provide existing or potential customers or parties with whom we have or seek to have a business relationship with reasonable and customary entertainment or gifts. The gifts must be permitted by local law and are only permitted if the gift is not known to violate a policy of the recipient’s employer. Gifts having a value in excess of $25 should be precleared with your supervisor. Bribes and kickbacks are prohibited.

LEGAL COMPLIANCE

Applicable laws of every jurisdiction in which the Company operates must be followed, including environmental, health and safety laws. Each employee is charged with the responsibility of acquiring sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice. In any instance where the law is ambiguous or difficult to interpret, the matter should be reported to the Company’s management who, in turn, will seek legal advice from the Company’s legal counsel as appropriate.

FAIR DEALING

It is the Company’s policy to deal fairly with its customers, suppliers, competitors and employees. In the course of business dealings on behalf of the Company, no employee should take advantage of another party through manipulation, concealment, abuse of privileged information, misrepresentation of materials facts or any other unfair business practice.

ANTITRUST AND COMPETITION LAWS

Antitrust and competition laws protect free enterprise. While these laws are complex, at a minimum they prohibit agreements between the Company and our competitors that affect prices, terms or conditions of sale, or fair competition.

In order to avoid creating even the appearance of improper agreements, this Code prohibits:

•	discussions or other contacts with competitors regarding price fixing, stabilization, competitive bids, or discrimination;

•	discussions or other contacts with suppliers and customers that unfairly restrict trade or exclude competitors from the marketplace;

•	oral or written agreements with competitors regarding territories or markets in which competitive products are sold, allocating markets or customers; and

•	oral or written agreements with others to boycott customers or suppliers.

If you are responsible for areas of the business where these laws apply, you must be aware of them and their implications. However, these laws are complex and you are expected to ask for advice from the Compliance Officer before you act.